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                                                             Exhibit 99(a)(1)(M)

[WESTFIELD AMERICA, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

U.S. Contact:              Roanne Kulakoff
                           Kekst and Company
                           (212) 521-4800

Australia Contact:         Mark Ryan
                           (02) 9358 7000


        WESTFIELD AMERICA, INC. DECLARES PRO RATA DIVIDEND AND WESTFIELD
              AMERICA TRUST EXTENDS EXPIRATION DATE OF TENDER OFFER

Los Angeles, CA, March 28, 2001 - The Board of Directors of Westfield America, Inc. (NYSE:WEA) yesterday declared a PRO RATA dividend of $0.02456 per share, for the period beginning on April 1, 2001 and ending on April 6, 2001, in accordance with the terms of Westfield America, Inc.'s merger agreement with Westfield America Trust. The PRO RATA dividend will be paid on April 6, 2001 to shareholders of record on that date. The first quarter dividend of $0.3725 declared on March 20, 2001 and payable to shareholders of record as of March 30, 2001, will be paid on the earlier of the expiration date of the tender offer or April 30, 2001.

In accordance with the terms of the merger agreement, Westfield America Trust has extended the expiration date of its $16.25 per share cash tender offer for all outstanding common shares of Westfield America, Inc. not already owned by Westfield America Trust and Westfield Holdings Limited. As extended, the offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 6, 2001. The offer and withdrawal rights were previously scheduled to expire at 12:00 midnight, New York City time, on April 3, 2001. As of the close of business on March 27, 2001, approximately 313,946 common shares of Westfield America, Inc. have been validly tendered and not withdrawn pursuant to the offer.

The tender offer is being made pursuant to, and the foregoing announcement is qualified in its entirety by reference to, Westfield America Trust's Offer to Purchase, dated March 5, 2001, as amended, and the related Letter of Transmittal. Shareholders of Westfield America, Inc. should read the Offer to Purchase and the related Letter of Transmittal in their entirety before any decision is made with respect to the offer.

Innisfree M&A Incorporated is acting as the Information Agent in connection with the offer. Questions and requests for assistance may be directed to the Information Agent at 501 Madison Avenue, 20th Floor, New York, New York 10022, or bank and brokers may call collect: (212) 750-5833 and all others may call toll free: (888) 750-5834. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Westfield America Trust's expense.

                                    - more -


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WESTFIELD AMERICA, INC. (NYSE:WEA), a real estate investment trust, is one of the nation's leading owners of regional shopping centers. The Company owns interests in 39 major shopping centers, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 5,000 specialty stores, serve 10% of the U.S. population and comprise approximately 37.8 million square feet of leasable space in California, Colorado, Connecticut, Maryland, Missouri, New Jersey, New York, North Carolina and Washington. For more information, visit the website at HTTP://WWW.WESTFIELDAMERICA.COM.

WESTFIELD AMERICA TRUST (ASX:WFA) is the fifth largest property trust on the Australian Stock Exchange and is managed by Westfield America Management Limited. Its market capitalization was A$1.9 billion as at December 31, 2000. Its sole investment is a 56.9% economic interest in Westfield America, Inc.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WESTFIELD AMERICA, INC. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE OFFER TO PURCHASE AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT HAS BEEN FILED BY WESTFIELD AMERICA MANAGEMENT LIMITED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), AND THE SOLICITATION/RECOMMENDATION STATEMENT HAS BEEN FILED BY WESTFIELD AMERICA, INC. WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED BY WESTFIELD AMERICA MANAGEMENT LIMITED AND WESTFIELD AMERICA, INC. AT THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.

THE OFFER TO PURCHASE AND RELATED MATERIALS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO WESTFIELD AMERICA MANAGEMENT LIMITED INVESTOR RELATIONS, LEVEL 24, WESTFIELD TOWERS, 100 WILLIAM STREET, SYDNEY NSW 2011 AUSTRALIA, OR CALL 612-9358-7459 IN AUSTRALIA. THE SOLICITATION/RECOMMENDATION STATEMENT AND SUCH OTHER DOCUMENTS MAY BE OBTAINED FOR FREE BY DIRECTING SUCH REQUESTS TO WESTFIELD AMERICA, INC. INVESTOR RELATIONS, 11601 WILSHIRE BOULEVARD, 12TH FLOOR, LOS ANGELES, CALIFORNIA 90025, OR CALL (800) 932-7855.




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